Exhibit 99.1

Boots & Coots Reports Second Quarter and Six Month Results

Company Reports Record Revenues for the Third Consecutive Quarter

HOUSTON--(BUSINESS WIRE)--Boots & Coots International Well Control, Inc. (Amex:WEL), announced net income of $6.1 million, or $0.08 per diluted share for the quarter ended June 30, 2008, compared to $0.3 million, or $0.00 per diluted share for the same quarter of 2007. Revenues for the quarter increased by 136% to $51.9 million compared to $22.0 million for the 2007 second quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $9.3 million, or 17.8% of revenues for the quarter compared to $2.0 million, or 9.2% of revenues for the second quarter of 2007.

For the six months ended June 30, 2008, Boots & Coots reported net income of $11.2 million, or $0.14 per diluted share, compared to $0.7 million, or $0.01 per diluted share for 2007. Revenues for the 2008 period were $96.9 million compared to $44.2 million for the prior six month period. EBITDA was $19.1 million for the six months ended June 30, 2008 compared to $4.8 million for the 2007 period.

“Our success in increasing Boots & Coots’ presence as well as integrating the company’s service lines occurred in several markets and was led by strong Safeguard operations during the quarter,” stated Jerry Winchester, president and chief executive officer. “We expect the opportunities afforded to us from our strategic investments of the funds from last year’s equity offering, along with strong domestic and international markets, will continue to benefit the company through the rest of this year and into 2009.”

For the quarter ended June 30, 2008, the effective income tax rate was 5.0% of pre-tax income compared to 28.5% of pre-tax income in the quarter ended June 30, 2007. The effective tax rate for the 2008 six month period was 17.1% of pre-tax income.

Business Segment Results

Well Intervention

For the quarter ended June 30, 2008, the Well Intervention segment generated revenues of $45.4 million and EBITDA of $7.1 million, compared to revenues of $18.3 million and EBITDA of $0.6 million for the second quarter of 2007. The increases in revenues and EBITDA were primarily due to increased activity in the company’s prevention business, strong international and domestic demand and growth in the company’s recently added pressure control business.

For the six months ended June 30, 2008, the Well Intervention segment generated revenues of $83.4 million and EBITDA of $14.3 million, compared to revenues of $39.2 million and EBITDA of $3.0 million for the 2007 six month period. The increase in revenues and EBITDA were primarily due to growth in the company’s recently added pressure control business, increased activity in the prevention business and strong international and domestic demand.

Response

For the quarter ended June 30, 2008, the Response segment generated revenues of $6.5 million and EBITDA of $2.2 million, compared to revenues of $3.6 million and EBITDA of $1.4 million for the second quarter of 2007. For the six months ended June 30, 2008, the Response segment generated revenues of $13.6 million and EBITDA of $4.8 million, compared to revenues of $5.0 million and EBITDA of $1.7 million for the 2007 six month period. The increases in revenues and EBITDA were primarily due to increased international activity.

Conference Call

Boots & Coots will discuss 2008 second quarter and six month results via a conference call and Webcast tomorrow, August 5, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 866-356-3093, passcode ‘Boots & Coots’. To listen to the live Webcast, log on to www.boots-coots.com/investor/invest.htm and click on the ‘2008 Second Quarter Earnings Webcast’ link. A replay of the Webcast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 38483526.

About Boots & Coots

Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. The Well Intervention segment consists of services that are designed to enhance production for oil and gas operators and reduce the number and severity of critical well events such as well fires, blowouts or other losses of control at the well. This segment includes services performed by hydraulic workover and snubbing units and the rental of pressure control tools that are used to enhance production at the wells. The scope of these services also includes prevention services such as training, contingency planning, well plan reviews, audits, inspection services and engineering services offered through our Safeguard risk management programs. The Response segment consists of personnel, equipment and services provided during an emergency response such as a critical well event or a hazardous material response.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six months Ended June 30,
	2008	2007	2008	2007

REVENUES	$51,891	$21,955	$96,919	$44,211

COST OF SALES, excluding depreciation and amortization	32,722	13,838	59,211	27,833

Gross Margin	19,169	8,117	37,708	16,378

OPERATING EXPENSES	7,002	4,527	13,172	8,986
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,843	1,449	5,333	2,451
FOREIGN CURRENCY TRANSLATION	63	115	100	183
DEPRECIATION AND AMORTIZATION	2,171	1,396	4,274	2,710

OPERATING INCOME 2,052	7,090	630	14,829	2,048

INTEREST EXPENSE AND OTHER, net	681	247	1,283	980

INCOME BEFORE INCOME TAXES	6,409	383	13,546	1,068
INCOME TAX EXPENSE	323	109	2,316	330

NET INCOME	$6,086	$274	$11,230	$738

Basic Earnings per Common Share	$0.08	$0.00	$0.15	$0.01

Weighted Average Common Shares Outstanding – Basic	75,506,000	70,916,000	75,260,000	65,092,000

Diluted Earnings per Common Share	$0.08	$0.00	$0.14	$0.01

Weighted Average Common Shares Outstanding – Diluted	78,073,000	73,149,000	77,626,000	67,395,000

Information concerning operations in different business segments for the three months and six months ended June 30, 2008 and 2007 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	(Unaudited)
	Three Months Ended June 30,		Six months Ended June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Revenues
Well Intervention	$45,415	$18,343	$83,364	$39,186
Response	6,476	3,612	13,555	5,025
	$51,891	$21,955	$96,919	$44,211
EBITDA (a)
Well Intervention	$7,100	$646	$14,278	$3,009
Response	2,161	1,380	4,825	1,749
	$9,261	$2,026	$19,103	$4,758
Depreciation and Amortization (b)
Well Intervention	$2,042	$1,344	$3,901	$2,643
Response	129	52	373	67
	$2,171	$1,396	$4,274	$2,710
Operating Income (Loss)
Well Intervention	$5,058	$(698)	$10,377	$366
Response	2,032	1,328	4,452	1,682
	$7,090	$630	$14,829	$2,048

(a) EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

(b) Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands) (Unaudited)

	Three Months Ended June 30,		Six months Ended June 30,
	2008	2007	2008	2007
Net Income	$6,086	$274	$11,230	$738
Income Tax Expense	$323	$109	$2,316	$330
Interest Expense and Other, net	$681	$247	$1,283	$980
Depreciation and Amortization	$2,171	$1,396	$4,274	$2,710
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$9,261	$2,026	$19,103	$4,758

(a) Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)

Current Assets	$78,857	$61,755

Current Liabilities	$36,320	$27,043

Total Working Capital (a)	$42,537	$34,712

Total Assets	$161,341	$136,415

Long-Term Debt and Notes Payable, net of current maturities	$29,798	$26,151

Total Liabilities	$71,752	$59,372

Total Stockholders’ Equity	$89,589	$77,043

(a) The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots International Well Control, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com